Exhibit 99.1

Media	Investors
Janis Allen	Isaac Garden
(805) 330-4899	(818) 224-7028

PennyMac Mortgage Investment Trust Reports

Third Quarter 2019 Results

Westlake Village, CA, October 31, 2019 – PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income attributable to common shareholders of $63.8 million, or $0.71 per common share on a diluted basis for the third quarter of 2019, on net investment income of $130.8 million. PMT previously announced a cash dividend for the third quarter of 2019 of $0.47 per common share of beneficial interest, which was declared on September 24, 2019 and paid on October 30, 2019 to common shareholders of record as of October 14, 2019.

Third Quarter 2019 Highlights

Financial results:

•	Net income attributable to common shareholders of $63.8 million, up from $38.0 million in the prior quarter
o	Strong correspondent production results, which offset fair value losses in Interest Rate Sensitive Strategies driven by declining interest rates and market volatility
o	Continued strong performance from government-sponsored enterprise (GSE) credit risk transfer (CRT) investments
o	Income tax benefit driven by fair value declines in mortgage servicing right (MSR) investments held in PMT’s taxable subsidiary
•	Annualized return on average common equity of 14 percent[1]

[1]   Annualized return on average common equity is calculated based on annualized quarterly net income attributable to common shareholders as a percentage of monthly average common equity during the period

•	Book value per common share of $21.14 at September 30, 2019, up from $20.79 at June 30, 2019

Other investment and financing highlights:

•	Record correspondent production volumes drove strong growth in CRT and MSR investments
o	Conventional correspondent loan production totaled $18.5 billion in unpaid principal balance (UPB), up 52 percent from the prior quarter and 118 percent from the third quarter of 2018[2]
o	CRT deliveries totaled $14.2 billion in UPB, resulting in a firm commitment to purchase $523 million of CRT securities
o	New MSR investments totaled $250 million
•	Completed the sale of distressed mortgage loans totaling $94 million in UPB
o	Remaining distressed loans after the sale totaled $33 million in UPB
•	Raised approximately $253 million in net proceeds from the issuance of common shares during the quarter
o	Raised $198 million from an issuance of 9.2 million common shares in an underwritten equity offering
o	Raised $55 million through the “At-The-Market” (ATM) equity offering program, issuing 2.5 million common shares

Notable activity after quarter end:

•	Issued $375 million of 3-year term notes related to PMT’s fifth CRT transaction

“Strong execution in the lower interest rate environment drove record levels of conventional loan production in the third quarter, further accelerating our capital deployment into long-term organic investments in CRT securities and MSRs,” said President and CEO David Spector. “Our CRT investments continued to see strong performance, driven by strong credit markets as

[2] Consists of delegated and non-delegated conventional conforming and non-Agency loans and includes conventional loans acquired from PennyMac Financial Services, Inc. (NYSE: PFSI).

evidenced by spread tightening.  Our focus on interest rate risk management substantially offset fair value losses on our MSR investments, and the lower rates also drove strong profits in our Correspondent Production segment.  As a result PMT produced strong quarterly earnings and book value growth despite the volatile market environment.  Looking ahead, we remain confident in PMT’s ability to leverage its market position and the expertise of its manager and service provider, PennyMac Financial, to continue deploying capital in new investments and providing attractive risk-adjusted returns to its shareholders.”

The following table presents the contributions of PMT’s segments, consisting of Credit Sensitive Strategies, Interest Rate Sensitive Strategies, Correspondent Production, and Corporate:

	Quarter ended September 30, 2019
	Credit sensitive stratgies	Interest rate sensitive strategies	Correspondent production	Corporate	Consolidated
	(in thousands)
Net gain (loss) on investments:
CRT investments	$50,860	$-	$-	$-	$50,860
Loans at fair value	(1,178)	-	-	-	(1,178)
Loans held by variable interest entity net of asset-backed secured financing	-	(352)	-	-	(352)
Mortgage-backed securities	-	13,450	-	-	13,450
Hedging derivatives	1,833	(15,389)	-	-	(13,556)
Excess servicing spread investments	-	(3,435)	-	-	(3,435)
	51,515	(5,726)	-	-	45,789
Net gain on loans acquired for sale	10,522	-	38,738	-	49,260
Net loan servicing fees	-	5,159	-	-	5,159
Net interest income (expense)
Interest income	12,421	41,494	33,244	642	87,801
Interest expense	(20,916)	(37,777)	(25,536)	-	(84,229)
	(8,495)	3,717	7,708	642	3,572
Other income	1,453	-	25,522	5	26,980
	54,995	3,150	71,968	647	130,760
Expenses:
Loan fulfillment and servicing fees payable to PennyMac Financial Services, Inc.	855	12,109	45,149	-	58,113
Management fees payable to PennyMac Financial Services, Inc.	-	-	-	10,098	10,098
Other	2,277	1,142	5,035	5,962	14,416
	$3,132	$13,251	$50,184	$16,060	$82,627
Pretax income (loss)	$51,863	$(10,101)	$21,784	$(15,413)	$48,133

Credit Sensitive Strategies Segment

The Credit Sensitive Strategies segment primarily includes results from CRT, distressed mortgage loans and non-Agency subordinated bonds. Pretax income for the segment was $51.9 million on revenues of $55.0 million, up from pretax income of $33.0 million on revenues of $35.8 million in the prior quarter.

The Credit Sensitive Strategies segment recorded a net gain on loans acquired for sale of $10.5 million, down slightly from $11.4 million in the prior quarter. These amounts represent the recognition of the fair value of firm commitments to acquire CRT securities for deliveries during the third quarter; an additional $15.4 million was attributed to the Correspondent Production segment, up from $9.4 million in the prior quarter.

Net gain on investments in the segment was $51.5 million, up from $25.4 million in the prior quarter.

Net gain on CRT investments for the quarter was $50.9 million, up from $30.8 million in the prior quarter, and included $8.7 million in valuation-related gains driven by credit spread tightening on CRT investments.  The prior quarter included $3.6 million in valuation-related losses related to credit spread widening.  Net gain on CRT investments also included $45.6 million in realized gains and carry, up from $35.3 million in the prior quarter. Recognized losses were $1.7 million, up from $0.9 million in the prior quarter, reflecting portfolio seasoning and in line with expectations.

PMT’s distressed mortgage loan portfolio generated realized and unrealized losses totaling $1.2 million, compared to losses of $5.5 million in the prior quarter.  Fair value losses on performing loans in the distressed portfolio were $1.3 million, while fair value losses on nonperforming loans were $0.5 million.  The distressed mortgage loan portfolio also generated realized gains related to payoffs and loan sales of $0.6 million.

Net interest expense for the segment totaled $8.5 million, compared to $4.3 million in the prior quarter.  Interest income totaled $12.4 million, up from $9.6 million in the prior quarter, driven by a larger CRT investment.  Interest expense totaled $20.9 million, up from $14.0 million in the prior quarter, driven by increased financing costs related to the larger CRT investment.

Other investment income in the segment was $1.5 million, down from $3.3 million in the prior quarter, driven by the continued liquidation of the real estate acquired in the settlement of loans (REO) portfolio and seasonal factors. At quarter end, PMT’s inventory of REO properties totaled $79.2 million, down from $97.8 million at June 30, 2019.

Segment expenses were $3.1 million, up slightly from $2.8 million in the prior quarter.

Interest Rate Sensitive Strategies Segment

The Interest Rate Sensitive Strategies segment includes results from investments in MSRs, excess servicing spread (ESS), Agency mortgage-backed securities (MBS), non-Agency senior MBS and interest rate hedges. Pretax loss for the segment was $10.1 million on revenues of $3.2 million, compared to a pretax loss of $1.9 million on revenues of $9.6 million in the prior quarter. The segment includes investments that typically have offsetting fair value exposures to changes in interest rates. For example, in a period with decreasing interest rates, MSRs and ESS typically decrease in fair value whereas Agency MBS typically increase in fair value.

The results in the Interest Rate Sensitive Strategies segment consist of net gains and losses on investments, net interest income and net loan servicing fees, as well as associated expenses.

Net loss on investments for the segment was $5.7 million, and primarily consisted of $15.4 million of losses in the value of hedging derivatives and a $3.4 million loss in the value of ESS investments, partially offset by $13.5 million of gains on MBS.

Net loan servicing fees were $5.2 million, versus a loss of $53.6 million in the prior quarter. Net loan servicing fees included $76.4 million in servicing fees and $7.0 million in other fees, reduced by $55.7 million in realization of MSR cash flows, which increased 20 percent from the prior quarter.  Net loan servicing fees also included a $157.9 million decrease in the fair value of MSRs, $133.9 million of related hedging gains and $1.5 million of MSR recapture income.  PMT’s hedging activities are intended to manage the Company’s net exposure across all interest rate sensitive strategies, which include MSRs, ESS and MBS.

The following schedule details net loan servicing fees:

	Quarter ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(in thousands)
From non-affiliates:
Servicing fees[1]	$76,377	$66,919	$49,864
Other fees	6,994	6,408	3,111
Effect of MSRs:
Carried at fair value—change in fair value
Realization of cashflows	(55,673)	(46,580)	(30,053)
Other	(157,928)	(136,887)	33,127
	(213,601)	(183,467)	3,074
Loss on sale	-	-	(123)
Gains (losses) on hedging derivatives	133,921	55,536	(12,093)
	(79,680)	(127,931)	(9,142)
	3,691	(54,604)	43,833
From PFSI—MSR recapture income	1,468	1,015	561
Net loan servicing fees	$5,159	$(53,589)	$44,394

1 Includes contractually specified servicing fees

MSR and ESS valuation losses were primarily driven by a decrease in interest rates during the quarter, resulting in expectations for elevated prepayment activity in the future, partially offset by higher recapture income from PFSI for increased prepayment activity during the quarter.  PMT generally benefits from recapture income when the prepayment of a loan underlying PMT’s ESS results from refinancing by PFSI.

Net interest income for the segment was $3.7 million, up from $0.9 million in the prior quarter.  Interest income totaled $41.5 million, up from $35.9 million in the prior quarter, primarily driven by higher interest income related to custodial deposits.  Interest expense totaled $37.8 million, up from $35.0 million in the prior quarter, primarily driven by interest shortfall expense from higher prepayment activity.

Segment expenses were $13.3 million, up from $11.5 million in the prior quarter, primarily driven by increased expenses from a larger MSR portfolio.

Correspondent Production Segment

PMT acquires newly originated loans from correspondent sellers and typically sells or securitizes the loans, resulting in current-period income and ongoing investments in MSRs and CRT related to a portion of its production.  PMT’s Correspondent Production segment generated pretax income of $21.8 million, up from $16.2 million in the prior quarter.

Through its correspondent production activities, PMT acquired $31.5 billion in UPB of loans originated by nonaffiliates, up 45 percent from the prior quarter and 90 percent from the third quarter of 2018.  Of total correspondent acquisitions, conventional conforming and jumbo acquisitions from nonaffiliates totaled $16.6 billion, and government-insured or guaranteed and non-delegated acquisitions totaled $14.9 billion, compared to $10.7 billion and $11.0 billion, respectively, in the prior quarter. PMT also acquired $1.4 billion of conventional loans originated by PennyMac Financial, up from $1.1 billion in the prior quarter.  Interest rate lock commitments on conventional loans totaled $19.5 billion, up from $12.6 billion in the prior quarter and $8.4 billion in the third quarter of 2018.

Segment revenues were $72.0 million, a 46 percent increase from the prior quarter and included net gain on loans acquired for sale of $38.7 million, other income of $25.5 million, which primarily consists of volume-based origination fees, and net interest income of $7.7 million.  Net gain on loans acquired for sale in the quarter increased by $15.9 million from the prior quarter, driven by higher production volumes and higher CRT-related gains, as noted earlier. Net interest income decreased $1.2 million from the prior quarter and $2.0 million from the third quarter of 2018. Net interest income in the third quarter included $1.0 million in incentives which the Company was entitled to receive under one of its master repurchase agreements to finance mortgage loans that satisfied certain consumer relief characteristics, down from $2.3 million and $5.0 million in the second quarter of 2019 and the third quarter of 2018, respectively.  As expected, the lender completed the orderly wind down of the incentive program during the quarter ended September 30, 2019.  The related master repurchase agreement expired on August 31, 2019.

Segment expenses were $50.2 million, up from $33.2 million in the prior quarter driven by the increase in production activity, partially offset by a slight decrease in the weighted average fulfillment fee during the quarter.  The weighted average fulfillment fee rate in the third quarter was 27 basis points, down from 28 basis points in the prior quarter.

Corporate Segment

The Corporate segment includes interest income from cash and short-term investments, management fees, and corporate expenses.

Segment revenues were $0.6 million, down from $1.6 million in the prior quarter.

Management fees were $10.1 million, up 14 percent from the prior quarter driven by increased incentive fees paid to PFSI based on PMT’s profitability and an increase in base management fees as a result of PMT’s increased average shareholders’ equity.

Other segment expenses were $6.0 million, down from $6.7 million in the prior quarter.

Taxes

PMT recorded a $21.9 million income tax benefit driven by fair value declines in MSRs held in PMT’s taxable subsidiary.

***

“Our results reflect continued strong performance from PMT’s unique investment strategies,” commented Executive Chairman Stanford L. Kurland. “The third quarter also represents the third consecutive quarter we have prudently raised capital in the equity markets, as we continue to source attractive organic investment opportunities in CRT and interest rate sensitive investments from our leadership position in the conventional correspondent market.  We continue to see compelling opportunities for new investments in CRT and MSRs, and expect to benefit from greater economies of scale as we leverage our larger capital base.  As a result, we remain optimistic about our ability to continue to provide strong shareholder returns.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.pennymac-REIT.com beginning at 1:30 p.m. (Pacific Time) on Thursday, October 31, 2019.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PMT is externally managed by PNMAC Capital Management, LLC, a wholly-owned subsidiary of PennyMac Financial Services, Inc. (NYSE: PFSI).  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in the Company’s investment objectives or investment or operational strategies, including any new lines of business or new products and services that may subject it to additional risks; the occurrence of natural disasters or other events or circumstances that could impact the Company’s operations; volatility in the Company’s industry, the debt or equity markets, the general economy or the real estate finance and real estate markets specifically, whether the result of market events or otherwise; events or circumstances which undermine confidence in the financial and housing markets or otherwise have a broad impact on financial and housing markets, such as the sudden instability or collapse of large depository institutions or other significant corporations, terrorist attacks, natural or man-made disasters, or threatened or actual armed conflicts; changes in general business, economic, market, employment and domestic and international political conditions, or in consumer confidence and spending habits from those expected; declines in real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; the availability of, and level of competition for, attractive risk-adjusted investment opportunities in mortgage loans and mortgage-related assets that satisfy the Company’s investment objectives; the inherent difficulty in winning bids to acquire mortgage loans, and the Company’s success in doing so; the concentration of credit risks to which the Company is exposed; the degree and nature of the Company’s competition; the Company’s dependence on its manager and servicer, potential conflicts of interest with such entities and their affiliates, and the performance of such entities; changes in personnel and lack of availability of qualified personnel at its manager, servicer or their affiliates; the availability, terms and deployment of short-term and long-term capital; the adequacy of the Company’s cash reserves and working capital; the Company’s ability to maintain the desired relationship between its financing and the interest rates and maturities of its assets; the timing and amount of cash flows, if any, from the Company’s investments;

unanticipated increases or volatility in financing and other costs, including a rise in interest rates; the performance, financial condition and liquidity of borrowers; the ability of the Company’s servicer, which also provides the Company with fulfillment services, to approve and monitor correspondent sellers and underwrite loans to investor standards; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of the Company’s customers and counterparties; the Company’s indemnification and repurchase obligations in connection with mortgage loans it purchases and later sells or securitizes; the quality and enforceability of the collateral documentation evidencing the Company’s ownership and rights in the assets in which it invests; increased rates of delinquency, default and/or decreased recovery rates on the Company’s investments; the performance of mortgage loans underlying mortgage-backed securities in which the Company retains credit risk; the Company’s ability to foreclose on its investments in a timely manner or at all; increased prepayments of the mortgages and other loans underlying the Company’s mortgage-backed securities or relating to the Company’s mortgage servicing rights, excess servicing spread and other investments; the degree to which the Company’s hedging strategies may or may not protect it from interest rate volatility; the effect of the accuracy of or changes in the estimates the Company makes about uncertainties, contingencies and asset and liability valuations when measuring and reporting upon the Company’s financial condition and results of operations; the Company’s ability to maintain appropriate internal control over financial reporting; the Company’s exposure to risks of loss and disruptions in operations resulting from adverse weather conditions and man-made or natural disasters; technologies for loans and the Company’s ability to mitigate security risks and cyber intrusions; the Company’s ability to obtain and/or maintain licenses and other approvals in those jurisdictions where required to conduct its business; the Company’s ability to detect misconduct and fraud; the Company’s ability to comply with various federal, state and local laws and regulations that govern its business; developments in the secondary markets for the Company’s mortgage loan products; legislative and regulatory changes that impact the mortgage loan industry or housing market; changes in regulations or the occurrence of other events that impact the business, operations or prospects of government agencies such as the Government National Mortgage Association, the Federal Housing Administration or the Veterans Administration, the U.S. Department of Agriculture, or government-sponsored entities such as the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation, or such changes that increase the cost of doing business with such entities; the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations and regulatory agencies, and any other legislative and regulatory changes that impact the business, operations or governance of mortgage lenders and/or publicly-traded companies; the Consumer Financial Protection Bureau and its issued and future rules and the enforcement thereof; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; limitations imposed on the Company’s business and its ability to satisfy complex rules for it to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of the Company’s subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes, as applicable, and the Company’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed by these rules; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of REITs, or the exclusions from registration as an investment company); the Company’s ability to make distributions to its shareholders in the future; the Company’s failure to deal appropriately with issues that may give rise to reputational risk; and the Company’s organizational structure and certain requirements in its charter documents. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	September 30, 2019	June 30, 2019	September 30, 2018
	(in thousands except share amounts)
ASSETS
Cash	$113,651	$77,676	$88,929
Short-term investments	74,895	76,731	26,736
Mortgage-backed securities at fair value	2,325,010	2,600,357	2,126,507
Loans acquired for sale at fair value	3,947,368	2,477,267	1,949,432
Loans at fair value	290,527	358,570	633,168
Excess servicing spread received from PennyMac Financial Services, Inc.	183,141	194,156	223,275
Derivative and credit risk transfer strip assets	274,444	258,782	143,577
Firm commitment to purchase credit risk transfer securities at fair value	54,734	15,581	18,749
Real estate acquired in settlement of loans	79,201	97,808	95,605
Real estate held for investment	-	-	45,971
Deposits securing credit risk transfer arrangements	2,044,250	2,060,612	662,624
Mortgage servicing rights	1,162,714	1,126,427	1,109,741
Servicing advances	32,057	35,143	48,056
Due from PennyMac Financial Services, Inc.	4,993	1,485	2,351
Other assets	157,624	85,194	92,857
Total assets	$10,744,609	$9,465,789	$7,267,578
LIABILITIES
Assets sold under agreements to repurchase	$6,355,476	$5,364,551	$4,394,500
Mortgage loan participation and sale agreements	-	-	31,578
Exchangeable senior notes	249,269	248,958	248,053
Notes payable	1,361,142	1,370,074	445,318
Asset-backed financing of a variable interest entity at fair value	261,209	270,077	278,113
Interest-only security payable at fair value	24,729	26,356	8,821
Assets sold to PennyMac Financial Services, Inc. under agreement to repurchase	107,678	118,716	133,128
Derivative liabilities	9,160	22,454	11,880
Accounts payable and accrued liabilities	108,913	36,373	70,362
Due to PennyMac Financial Services, Inc.	39,744	34,695	27,467
Income taxes payable	-	21,873	52,382
Liability for losses under representations and warranties	7,678	7,728	7,413
Total liabilities	8,524,998	7,521,855	5,709,015
SHAREHOLDERS' EQUITY
Preferred shares of beneficial interest	299,707	299,707	299,707
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding 90,345,127, 78,607,436 and 60,951,444 common shares, respectively	903	786	610
Additional paid-in capital	1,901,852	1,647,186	1,284,537
Retained earnings (accumulated deficit)	17,149	(3,745)	(26,291)
Total shareholders' equity	2,219,611	1,943,934	1,558,563
Total liabilities and shareholders' equity	$10,744,609	$9,465,789	$7,267,578

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Quarterly Periods ended
	September 30, 2019	June 30, 2019	September 30, 2018
	(in thousands, expect per share amounts)
Investment Income
Net gain (loss) on investments:
From nonaffiliates	$49,224	$90,965	$7,977
From PennyMac Financial Services, Inc.	(3,435)	(3,211)	1,706
	45,789	87,754	9,683
Net gain on loans acquired for sale:
From nonaffiliates	45,054	31,089	22,121
From PennyMac Financial Services, Inc.	4,206	3,155	2,689
	49,260	34,244	24,810
Loan origination fees	25,470	17,630	12,424
Net loan servicing fees:
From nonaffiliates	76,377	66,919	49,864
Other fees	6,994	6,408	3,111
	83,371	73,327	52,975
Change in fair value of mortgage servicing rights	(79,680)	(127,931)	(9,142)
	3,691	(54,604)	43,833
From PennyMac Financial Services, Inc.	1,468	1,015	561
	5,159	(53,589)	44,394
Interest income:
From nonaffiliates	85,510	69,026	58,584
From PennyMac Financial Services, Inc.	2,291	2,767	3,740
	87,801	71,793	62,324
Interest expense:
To nonaffiliates	82,702	64,204	44,797
To PennyMac Financial Services, Inc.	1,527	1,692	1,812
	84,229	65,896	46,609
Net interest income	3,572	5,897	15,715
Results of real estate acquired in settlement of loans	702	2,075	(310)
Other	808	2,390	1,785
Net investment income	130,760	96,401	108,501
Expenses
Earned by PennyMac Financial Services, Inc.:
Loan fulfillment fees	45,149	29,590	26,256
Loan servicing fees	12,964	11,568	10,071
Management fees	10,098	8,832	6,482
Loan origination	4,328	3,118	2,136
Compensation	1,644	1,771	1,924
Professional services	1,430	1,733	2,616
Loan collection and liquidation	1,551	1,247	2,747
Other	5,463	5,172	4,607
Total expenses	82,627	63,031	56,839
Income before (benefit from) provision for income taxes	48,133	33,370	51,662
(Benefit from) provision for income taxes	(21,867)	(10,863)	5,100
Net income	70,000	44,233	46,562
Dividends on preferred shares	6,234	6,234	6,235
Net income attributable to common shareholders	$63,766	$37,999	$40,327
Earnings per share
Basic	$0.75	$0.52	$0.66
Diluted	$0.71	$0.50	$0.62
Weighted average shares outstanding
Basic	84,367	73,425	60,950
Diluted	92,834	81,892	69,417
Dividends declared per common share	$0.47	$0.47	$0.47